Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Inverness Medical Innovations, Inc.

Waltham, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of Inverness Medical Innovations, Inc. (the “Company”) of our report dated February 17, 2004 (except for the restatements as discussed in Note 2(g), as to which the date is April 19, 2004) relating to the consolidated financial statements of Inverness Medical Innovations, Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/    BDO Seidman, LLP

Boston, Massachusetts

June 30, 2004